Exhibit 10.1




                            THE MIDDLEBY CORPORATION
                        EXECUTIVE OFFICER INCENTIVE PLAN

     1. Purposes; Interpretation. The purposes of The Middleby Corporation Executive Officer Incentive Plan are to reinforce corporate, organizational and business-development goals; to promote the achievement of year-to-year financial and other business objectives; and to reward the performance of the Company's key employees in fulfilling their personal responsibilities. The Plan is designed and intended to comply, to the extent applicable, with Section 162(m) of the Code and to be exempt from treatment as a deferred compensation plan under Section 409A of the Code, and all provisions hereof shall be construed in a manner to so comply and to be exempt from such treatment.

     2. Definitions. The following terms, as used herein, shall have the following meanings:

         (a) "Award" shall mean either a "Special Incentive Award" or a "Tax Assistance Award". A "Special Incentive Award" is an incentive compensation award, granted pursuant to the Plan, which is contingent upon the attainment of the Performance Goals established by the Committee with respect to a Performance Period. A "Tax Assistance Award" is an incentive compensation award designed to make specified Participants whole with respect to certain income taxes (further described in Section 5(d) hereof), which Award is contingent upon, and measured by, attained increases in the Fair Market Value of the Company's common stock after December 19, 2005.

         (b) "Board" shall mean the Board of Directors of the Company.

         (c) "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

         (d) "Committee" shall mean the committee appointed by the Board to administer the Plan, the composition of which shall at all times satisfy the provisions of Section 162(m) of the Code.

         (e) "Company" shall mean The Middleby Corporation and its successors.

         (f) "Extra  Value  Amount"  shall have the  meaning  given such term in
Section 5(a) hereof.

         (g) "Fair Market Value" of a share of the Company's common stock shall mean, with respect to December 19, 2005, the closing price of such a share on the NasdaqNM on December 16, 2005. Fair Market Value of a share of the Company's common stock shall mean, with respect to any Tax Assistance Performance Period, the closing price of such a share on the NasdaqNM on the last trading day of that Tax Assistance Performance Period, or, if the Company's common stock is not then admitted to trading on the NasdaqNM, but is admitted to trading on one or more national securities exchanges, the closing price of such a share on such last trading day, as reported on the reporting system selected by the Committee, or, if the Company's common stock is not then admitted to trading on any national securities exchange, the value of such a share, as determined by the Committee, using such criteria as it shall determine, in good faith and in its sole discretion, to be appropriate for such valuation.

         (h) "Participant" shall mean a key employee of the Company who is selected to participate herein pursuant to Section 4 hereof.

         (i) "Performance Goals" shall mean performance goals determined by the Committee in its sole discretion. Such goals may be based on one or more of the following criteria, determined in accordance with generally accepted accounting principles where applicable: (i) earnings before or after interest, taxes, depreciation, amortization, or extraordinary or special items; (ii) net income, before or after extraordinary or special items; (iii) return on equity (gross or net), before or after extraordinary or special items; (iv) earnings per share, before or after extraordinary or special items; and (v) stock price. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of an increase or decrease in the particular criteria (expressed in absolute numbers or a percentage), and may be applied to one or more of the Company, a subsidiary or affiliate, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. Without limiting the generality of the foregoing, to the extent not inconsistent with Section 162(m) of the Code, the Committee shall have the authority to make equitable adjustments in the Performance Goals in recognition of unusual or non-recurring events affecting the Company, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. The Performance Goals may include a threshold level of performance below which no compensation will be earned, levels of performance at which specified compensation will be earned, and a maximum level of performance beyond which no additional compensation will be earned. Achievement of each of the foregoing Performance Goals shall be subject to certification by the Committee.

         (j) "Performance Period" shall mean either an "Incentive Performance Period" established with respect to a Special Incentive Award or a "Tax Assistance Performance Period" established with respect to a Tax Assistance Award. "Incentive Performance Periods" shall mean the four periods which begin on December 19, 2005, and end, respectively, on December 31, 2006, December 31, 2007, December 31, 2008 and December 31, 2009. "Tax Assistance Performance Periods" shall mean the four periods which begin on December 19, 2005, and end, respectively, on December 31, 2006, December 31, 2007, December 31, 2008 and December 31, 2009.

         (k) "Plan" shall mean The Middleby Corporation Executive Officer Incentive Plan, as amended from time to time.

     3. Administration.

         (a) General. The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the time or times at which Awards shall be granted; to determine all of the terms and conditions (including but not limited to the Performance Goals) relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled or forfeited; to make adjustments in the
Performance Goals; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; and to make all other determinations deemed necessary or advisable for the administration of the Plan. No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted under the Plan.

         The Committee shall consist of two or more persons, each of whom shall be an "outside director" within the meaning of Section 162(m) of the Code. The Committee may appoint a chairperson and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may delegate to one or more of its members or to one or more agents such ministerial duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, each Participant (or any person claiming any rights under the Plan from or through a Participant) and any Company shareholder.

     4. Eligibility. Awards under this Plan shall be granted only to key employees of the Company who are selected by the Committee in its sole discretion. In determining the persons to whom Awards shall be granted and the Performance Goals relating to each Award, the Committee shall take into account such factors as the Committee shall deem relevant to accomplishing the purposes of the Plan, as stated in Section 1 hereof. Notwithstanding the preceding provisions of this Section 4, the only individuals to whom the Committee may, in its discretion, grant Tax Assistance Awards shall be the individuals serving as Chief Executive Officer and Chief Financial Officer of the Company on December 19, 2005.

     5. Terms of Awards.

         (a) In General. Any Award under the Plan shall be made by the Committee not later than ninety (90) days after the commencement of the relevant
Performance  Period  and  before  twenty-five  percent  (25%)  of  the  relevant
Performance Period has elapsed. The Committee shall specify with respect to an Incentive Performance Period, not later than ninety (90) days after the commencement of the relevant Performance Period and before twenty-five percent (25%) of the relevant Incentive Performance Period has elapsed, the Performance Goals applicable to each Special Incentive Award and, may, in its sole discretion, specify minimum, target and maximum levels applicable to each Performance Goal. Awards for any Incentive Performance Period shall be expressed as a dollar amount. Payment in respect of Special Incentive Awards shall be made only if and to the extent the Performance Goals with respect to such Incentive Performance Period are attained. Payments in respect of Tax Assistance Awards shall be made only if the Fair Market Value of a share of the Company's common stock as of the last day of the relevant Tax Assistance Performance Period exceeds the Fair Market Value of a share of the Company's common stock as of December 19, 2005 (such excess, if any, being called the "Extra Value Amount" herein). A Participant shall become entitled to any amount otherwise payable with respect to any Award made hereunder (whether a Special Incentive Award or a Tax Assistance Award) only if the Participant is employed by the Company on the last day of the applicable Performance Period.

         (b) Limit on Special Incentive Award Payments. Notwithstanding anything to the contrary contained in this Section 5, in no event shall payment in respect of a Special Incentive Award granted for an Incentive Performance Period be made to a Participant in an amount that exceeds $2.5 million. The Committee may, in its sole discretion, decrease the amount otherwise payable to a Participant upon the achievement of Performance Goals under a Special Incentive Award but in no event may the Committee increase the amount otherwise payable to a Participant pursuant to a Special Incentive Award.

         (c) Time and Form of Payment. All payments in respect of Awards granted under this Plan shall be made in cash within two and one-half (2-1/2) months after the end of the applicable Performance Period. Such payments shall be made only after achievement of applicable Performance Goals for the relevant Incentive Performance Period and the achievement of an increase in the Fair Market Value of the Company's common stock during the relevant Tax Assistance Performance Period have been certified by the Committee. The Committee shall meet to consider the extent of any such achievements and make a decision as to such certification to facilitate timely payment within such two and one-half (2-1/2) month period of any amounts based on such certification.

         (d) Calculation of Tax Assistance Award Payments. Any Tax Assistance Awards under the Plan are intended to make the eligible Participants whole for the income taxes which may be imposed with respect to Extra Value Amounts upon the lapse of restrictions on 300,000 restricted shares of the Company's common stock previously granted to the Company's Chief Executive Officer on December 23, 2004, January 4, 2005 and May 12, 2005 and upon the lapse of restrictions on 50,000 restricted shares of the Company's common stock previously granted to the Company's Chief Financial Officer on March 7, 2005. Restrictions are scheduled to lapse on December 31, 2005, and on the last day of each Tax Assistance Performance Period, on 60,000 restricted shares of the Chief Executive Officer and on 10,000 restricted shares of the Chief Financial Officer. If an Extra Value Amount has been achieved with respect to a Tax Assistance Performance Period as to which the Committee has made a Tax Assistance Award, the amount payable with respect to the relevant Tax Assistance Award shall be equal to the result obtained by the following steps: (i) multiply the Extra Value Amount by the number of the Participant's restricted shares as to which restrictions lapse on the last day of the Tax Assistance Performance Period; (ii) determine the aggregate federal, state and local income taxes imposed on such aggregate Extra Value Amounts; (iii) divide the result of step (ii) by 1 minus the "Effective Tax Rate." For the purpose of these calculations, the "Effective Tax Rate" shall be determined by deeming the Participant to pay federal income tax at the highest marginal rate of federal income taxation during the relevant Tax Assistance Performance Period, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Participant's residence on the last day of the relevant Tax Assistance Performance Period, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Notwithstanding the foregoing provisions of this Section 5(d), in determining the amount payable with respect to the Tax Assistance Performance Period ending December 31, 2006, step (i) shall be replaced by the following: "(i)(A) multiply the Extra Value Amount by the number of the Participant's restricted shares as to which restrictions lapse on the last day of the Tax Assistance Performance Period, (B) multiply the Extra Value Amount which would have been determined for the period between December 19, 2005 and December 31, 2005, if it had been a Tax Assistance Performance Period, by the number of the Participant's restricted shares as to which restrictions lapsed on December 31, 2005, and (C) add the results of (A) and (B) to determine the aggregate Extra Value Amounts".

         (e) Limit on Tax Assistance Award Payments. Notwithstanding anything to the contrary contained in this Section 5, in no event shall payment in respect of a Tax Assistance Award granted for a Tax Assistance Performance Period be made to a Participant in an amount that exceeds $2.5 million. The Committee may, in its sole discretion, decrease the amount otherwise calculated and payable to a Participant under a Tax Assistance Award but in no event may the Committee increase the amount otherwise payable to a Participant pursuant to a Tax Assistance Award.

     6. General Provisions.

         (a) Compliance With Legal Requirements. The Plan and the granting and payment of Awards, and the other obligations of the Company under the Plan and any Award shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

         (b)   Nontransferability.   Awards  shall  not  be  transferable  by  a
Participant except by will or the laws of descent and distribution.

         (c) Participant Rights. No Participant shall have any claim to be granted any Award under the Plan. Nothing in the Plan or in any Award granted pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or under such Award or to interfere with or limit in any way the right of the Company to terminate the Participant's employment.

         (d) Beneficiary. A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives a Participant, the executor or administrator of the Participant's estate shall be deemed to be the Participant's beneficiary.

         (e) Withholding Taxes. The Company shall have the right to withhold the amount of any taxes that the Company may be required to withhold before delivery of payment of an Award to a Participant or other person entitled to such payment, or to make such other arrangements for the withholding of taxes that the Company deems satisfactory.

         (f) Amendment and Termination of the Plan. The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that no amendment that requires shareholder approval in order for the Plan to continue to comply with Section 162(m) of the Code or to comply with any other law, regulation or rule shall be effective unless the same shall be approved by the requisite vote of the Company's shareholders. Notwithstanding the foregoing, no amendment or termination of the Plan shall affect adversely any of the rights of a Participant, without the Participant's consent, under any Award theretofore granted under the Plan.

         (g) Unfunded Status of Awards. The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give the Participant any rights that are greater than those of a general creditor of the Company.

         (h) Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

         (i) Effective Date. The Plan shall be effective as of December 19, 2005, subject to the approval of the Company's shareholders.